Exhibit 99.2

Weida Communications Continues to Cooperate with Previously Reported Investigation;
Provides Update on Liquidity

FORT LAUDERDALE, Fla.—(BUSINESS WIRE)—May 12, 2005—Weida Communications, Inc. (Other-OTC: WDAC.PK), a U.S. managed telecommunications operator in China, announced that the federal government has voluntarily, at Weida’s request, lifted the freeze placed on Weida Communications’ operating cash bank accounts. The federal government did not require any concessions of Weida in return for agreeing to lift the freeze on operating accounts. The freeze remains in effect on a certificate of deposit and Weida is continuing its efforts to achieve a complete lifting of the freeze.

The federal government is investigating whether Joseph Zumwalt, ex chief financial officer of Weida, and Anthony Giordano, one of Weida’s largest stockholders, engaged in alleged illegal activities in connection with an independent investment entity that they were involved with, which is also a stockholder of Weida. The freeze was originally obtained at the request of federal law enforcement authorities, and not the Securities and Exchange Commission as originally announced, in connection with that investigation.

Weida has also recently received a subpoena from the Securities and Exchange Commission for certain Weida records in connection with the investigation of certain matters involving Weida shares.

The company continues to cooperate with both the SEC and federal legal enforcement in connection with these investigations. The company has also begun its own internal investigation by outside counsel and accountants. Weida wants to reiterate that no charges have been asserted against the company or any additional employees.

The previously announced suspension by the SEC of trading in Weida shares has expired as originally indicated, on May 6th. Weida’s securities have resumed trading as of May 7, 2005 in the “Other-OTC” market under its existing symbol.

Weida’s current short-term and long-term liquidity has weakened as a partial consequence of recent events. As of April 30, the company had approximately $1.1 million in cash and cash-equivalents on hand. Weida is considering alternative means of obtaining additional private financing, which may take the form of secured or unsecured debt or preferred equity financing.

“We welcomed the investigation of this incident by federal authorities and are pleased they have given it prompt attention and voluntarily lifted its freeze of the company’s bank accounts,” said Mitchell Sepaniak, CEO, president and chairman of Weida. “We have taken immediate and forceful actions to protect our company and the interests of our shareholders.”

Weida will continue to provide updates as more information becomes available.

About Weida Communications, Inc.

Weida Communications is a U.S.-managed company that provides data communication services via satellite to businesses and government agencies throughout China. The company participates in the fast-growing China telecom market through its majority profit sharing interest in and control of the only public company in China holding a license for bi-directional VSAT (Very Small Aperture Terminal) satellite communications services. VSAT is an attractive telecommunications solution in China with its exploding demand for telecommunications, dense urban areas, and extensive mountainous terrain. For more information, visit the Weida Communications, Inc. Web site at http://www.weida.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations of the management of Weida Communications, Inc. (the Company) only, and are subject to a number of risk factors and uncertainties, including but not limited to the need for equity financing in order to consummate the acquisition of a legal ownership interest in Guangzhou Weida, limited operating history, Weida Communications’ historical and likely future losses, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, the Company’s reliance on the provision of VSAT-based communications services for the majority of its revenues, changes in technology and market requirements, decline in demand for the Company’s products, inability to timely develop and introduce new technologies, products and applications, difficulties or delays in absorbing and integrating acquired operations, products, technologies and personnel, loss of market share, and pressure on pricing resulting from competition, which could cause the actual results or performance of the Company to differ materially from those described therein. We undertake no obligation to update these forward- looking statements. For a more detailed description of the risk factors and uncertainties affecting the Company, refer to the Company’s reports filed from time to time with the Securities and Exchange Commission, including the information about risk factors provided in Item 1, “Business,” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, filed with the SEC on October 12, 2004.

CONTACT: Weida Communications, Inc.
Ron J. Ison, 954-527-7750
rison@weida.com
or
Ogilvy PR
Thomas Smith, 212-880-5269
thomas.smith@ogilvypr.com

SOURCE: Weida Communications, Inc.